Exhibit 10.1

ADVISORY AGREEMENT

BETWEEN

NEWKIRK REALTY TRUST, INC.,

THE NEWKIRK MASTER LIMITED PARTNERSHIP

AND

NKT ADVISORS LLC

Dated as of November 7, 2005

ADVISORY AGREEMENT

THIS AGREEMENT, made as of November 7, 2005, among NEWKIRK REALTY TRUST, INC., a Maryland corporation (“Newkirk”), THE NEWKIRK MASTER LIMITED PARTNERSHIP, a Delaware limited partnership (the “Operating Partnership” and together with Newkirk, the “Company”), and NKT ADVISORS LLC (the “Advisor”).

WHEREAS, Newkirk, through the Operating Partnership, owns, manages and operates real estate assets;

WHEREAS, Newkirk intends to be qualified as a real estate investment trust under the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Company desires to retain the Advisor for the purpose of providing day-to-day management and administrative services to the Company as described herein on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein set forth, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1          Definitions.  As used in this Agreement, the following terms have the meanings set forth below.

“Adjusted Funds From Operations” — Funds From Operations of the Operating Partnership, adjusted to add back any asset impairment charges and non-cash restricted stock issuances.

“Advisor” - NKT Advisors LLC, a Delaware limited liability company.

“Advisor Affiliate” - means any entity Controlling, Controlled by or under common Control with the Advisor whose day to day business and operations are managed and supervised by Michael Ashner.

“Advisor Change in Control” - a change in the direct or indirect (i) beneficial ownership of more than fifty percent (50%) of the combined voting power (of any Person together with any affiliates of such Person or Persons otherwise associated or acting in concert with such Person) of the Advisor’s then outstanding equity interests, or (ii) power to direct or control the management policies of the Advisor whether through the ownership of beneficial equity interests, common directors or officers, by contract or otherwise.  Advisor Change of Control shall not include public offerings of the membership or other equity interests of Advisor or any assignment of this Agreement by the Advisor as permitted hereby and in accordance with the terms hereof.

“Applicable Annualized Return” — with respect to any quarter, the greater of (i)  the Yield on 10-Year U.S. Treasuries as of the last business day of such quarter plus two hundred fifty basis points (2.5%) per annum and (ii) for any quarter ending during the years listed below, the rate set forth opposite such year in the table below:

Year	Rate

2005	25%
2006	25%
2007	22%
2008	20%
2009	15%
2010	12%
Thereafter	10%

“Appollo Amount – means at such time as Apollo Real Estate Investment Fund III, L.P. or its subsidiary, sells Partnership Units or has Partnership Units converted into Common Stock, in whole or from time to time, up to 5,000,000 Partnership Units, an amount per sold or converted Partnership Unit equal to the lesser of (x) $19 and (y) the per Partnership Unit price at which such Partnership Units are sold or, if converted, the per share closing price of Common Stock on the day on which such Partnership Units are converted.

“Base Amount” — as of any date, means the greater of (i) $650,000,000 or (ii) an amount equal to (1) the gross proceeds to Newkirk in the IPO and the sale of Common Stock to First Union pursuant to the Securities Purchase Agreement dated of even date herewith between Newkirk and First Union plus (2) $209,116,000 [the book value of partners equity in the Operating Partnership at June 30, 2005] plus (3) the gross proceeds of any subsequent issuance of Common Equity Securities minus (4) all cash amounts paid by the Company to repurchase any Common Equity Securities (other than the amounts used from the proceeds of the IPO to purchase Partnership Units from existing limited partners).

“Board” — the Board of Directors of Newkirk.

“Cause” — means:  (i) the Advisor’s continuous and intentional failure to perform its duties under this Agreement after written notice from the Company to the Advisor of such non-performance; (ii) the Advisor commits any act of gross negligence in the performance of its duties under this Agreement; (iii) the Advisor commits any act of fraud, misappropriation of funds, or embezzlement against the Company; (iv) the Advisor commits any other willful and intentional misconduct which is materially injurious to the Company, monetarily or otherwise; (v) the Advisor defaults in the performance or observance of any material term, condition or covenant contained in this Agreement to be performed or observed on its part, and such default continues for a period of thirty (30) days after written notice thereof from the Company specifying such default and requesting that the same be remedied within such thirty (30) day period; provided, however, the Advisor shall have an additional sixty (60) days to cure such default if (A) such default cannot reasonably be cured with in thirty (30) days but can be cured within ninety (90) days, and (B) the Advisor shall have commenced to cure such default within the initial thirty (30) day period and thereafter diligently proceeds to cure the same within ninety (90) days of the date of the Company’s original notice of the default; (vi) an Advisor Change in Control; or (vii) Michael L. Ashner is no longer Chief Executive Officer of the Advisor (provided such condition is not a result of Michael Ashner’s death or disability).

“Code” - Internal Revenue Code of 1986, as amended.

“Common Stock” — means shares of common stock of Newkirk.

“Common Equity Securities” — means Common Stock and Partnership Units which may be redeemed for Common Stock pursuant to the terms of the Partnership Agreement.

“Control” - means the direct or indirect ownership of at least 51% of the beneficial equity interests and voting power of an entity.

“Equity Securities” — REIT Equity Securities and Operating Partnership Equity Securities.

“Exchange Act” - Securities Exchange Act of 1934, as amended.

“First Union” - First Union Real Estate Equity and Mortgage Investments.

“Funds From Operations” — has the meaning assigned thereto by the National Association of Real Estate Investment Trusts, namely, net income (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.

“GAAP” — means generally accepted accounting principles in the United States of America as of the date applicable.

“IPO” — the initial public offering of Common Stock.

“Issuance Price” — means, (i) with respect to REIT Equity Securities, the issuance price of such securities after deducting any underwriting discounts, commissions, and placement fees and other expenses and costs relating to the issuance thereof exclusive of REIT Equity Securities issued in connection with the redemption of Operating Partnership Equity Securities, and (ii) with respect to Operating Partnership Equity Securities, either the cash price paid for such securities, or if such securities are issued in exchange for something other than cash, the per share Cash Amount (as defined in the Partnership Agreement) on the date of issuance of the applicable Operating Partnership Equity Security (assuming such Operating Partnership Equity Securities were then redeemable).  The Issuance Price will be modified accordingly in the event of stock splits.

“Net Lease Asset” means (i) a property that is either (a) triple net leased or (b) where a tenant leases at least 85% of the rentable square footage of the property and, in addition to base rent, the tenant is required to pay some or all of the operating expenses for the property, and, in both (a) and (b) the lease has a remaining term, exclusive of all unexercised renewal terms, of more than 18 months, (ii) management agreements and master leases with terms of greater than three years where a manager or master lessee bears all operating expenses of the property and pays the owner a fixed return, (iii) securities of companies including, without limitation, corporations, partnerships and limited liability companies, whether or not publicly traded, that are primarily invested in assets that meet the requirements of clauses (i) and (ii), and (iv) all retenanting and redevelopment associated with such properties, agreements and leases, and all activities incidental thereto.

“Newkirk” — Newkirk Realty Trust, Inc., a Maryland corporation.

“Operating Partnership” — The Newkirk Master Limited Partnership, a Delaware limited partnership.

“Operating Partnership Equity Securities” — all Partnership Units issued after the closing date of the IPO other than those issued to Newkirk.

“Partnership Agreement” — the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as hereinafter amended, supplemented and modified.

“Partnership Units” — shall have the meaning ascribed thereto in the Partnership Agreement.

“Person” - any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Quarterly Threshold Amount” — the Adjusted Funds From Operations required to produce an annualized return on the Base Amount equal to the Applicable Annualized Return.

“REIT Equity Securities” — Common Stock, convertible preferred shares, convertible debt and perpetual preferred shares that do not require dividend payments, in each case, that are issued by Newkirk.

“Repurchase Amount” — means an amount equal to the aggregate Issuance Price for all Equity Securities repurchased by Newkirk or the Operating Partnership from and after the IPO other than those Partnership Units acquired from proceeds of the IPO and Operating Partnership Equity Securities redeemed in exchange for REIT Equity Securities.  For purposes hereof, if Newkirk or the Operating Partnership is unable to determine the actual Issuance Price for an Equity Security that is repurchased, the Repurchase Amount shall be the weighted average Issuance Price of all Equity Securities for which a Base Management Fee is payable hereunder.

“SOX” - The Sarbanes-Oxley Act of 2002.

“Special Voting Preferred Stock” - means shares of Special Voting Preferred Stock, $0.01 par value per share, of Newkirk issued to the Advisor.

“Winthrop”- collectively, Winthrop Financial Associates, A Limited Partnership and First Winthrop Corporation.

“Yield on 10-Year U.S. Treasuries” — the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of 10 years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by Newkirk.  If Newkirk determines in good faith that the 10-year U.S. Treasury rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing ask prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than 12 years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S. government securities selected by Newkirk

ARTICLE II
RETENTION OF ADVISOR

Subject to the terms and conditions hereinafter set forth, the Company hereby retains the Advisor as its agent to manage, operate and administer the assets, liabilities and business of the Company and the Advisor hereby agrees to perform each of the duties set forth herein in accordance with the provision of this Agreement.  By its execution and delivery of this Agreement, the Advisor represents and warrants that (i) it is duly organized, validly existing, in good standing under the laws of the state of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement, (ii) the person signing this Agreement for the Advisor is duly authorized to execute this Agreement on the Advisor’s behalf, (iii) the execution and delivery of this Agreement by the Advisor and the performance by the Advisor of its obligations hereunder do not violate any provisions of the Advisor’s constituent documents, constitute a breach or default by the Advisor under any material agreement to which the Advisor is a party or cause the Advisor to violate any Federal or New York law, regulation or rule applicable to the Advisor.

ARTICLE III
RESPONSIBILITIES OF ADVISOR

3.1          General Responsibility.  Subject to the supervision of the Board, the Advisor shall:

(a)           Except as provided in Section 7.2(m), provide executive and administrative personnel, office space and office services required in rendering services to the Company;

(b)           Manage, operate and administer the Company’s day to day operations, business and affairs, as may be agreed upon by the Advisor and the Company, and shall have such authority as the Company may delegate to it, including, without limitation, the authority to oversee and conduct the Company’s investment activities in accordance with guidelines and policies adopted and implemented by the Board, monitor leases, mortgages and debt obligations, make payment of the Company’s debt and obligations, make payment of dividends or distributions to Newkirk’s stockholders and maintain the appropriate back office infrastructure to perform such administrative functions;

(c)           Serve as the Company’s consultant with respect to the periodic review of the investment criteria and parameters for the investments, borrowings and operations of the Company for the approval of the Board;

(d)           Counsel the Company in connection with policy decisions to be made by the Board;

(e)           Use commercially reasonable efforts to cause expenses incurred by the Company or on its behalf to be reasonable and customary and within any budgeted parameters or expense guidelines set by the Board from time to time;

(f)            Advise the Board as to the Company’s capital structure and capital raising activities;

(g)           Coordinate and manage operations of any joint venture or co-investment interests held by the Company and conduct all matters with the joint venture or co-investment partners;

(h)           Communicate on the Company’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(i)            Handle and resolve all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day to day operations, subject to such limitations or parameters as may be imposed from time to time by the Board;

(j)            Evaluate and recommend to the Board, and engage in potential hedging activities on the Company’s behalf, consistent with Newkirk’s status as a real estate investment trust and with the Company’s investment guidelines;

(k)           Investigate, analyze and select possible investment opportunities and originate, acquire, finance, retain, sell, negotiate for prepayment, restructure or dispose Company investments consistent with the guidelines adopted and implemented by the Board;

(l)            Assist the Company in developing criteria for asset purchase commitments that are specifically tailored to the Company’s investment objectives and making available to the Company its knowledge and experience with respect to real estate and other real estate related assets;

(m)          Engage and supervise, on the Company’s behalf and at the Company’s expense, independent contractors who provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to the investments;

(n)           Invest or reinvest any of the Company’s money or securities, including investing in short term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to the Company’s stockholders, and advising the Board as to the Company’s capital structure and capital raising;

(o)           Obtain appropriate credit facilities or other financings for the investments consistent with the guidelines adopted and implemented by the Board;

(p)           Assist the Company in complying with all regulatory requirements applicable to it in respect of the Company’s business activities, including preparing or causing to be prepared all consolidated financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act;

(q)           Take all necessary actions to enable the Company to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the real estate investment trust provisions of the Code and the regulations promulgated thereunder;

(r)            Counsel the Company regarding the maintenance of the Company’s qualification for taxation as a real estate investment trust and monitor compliance with the various real estate investment trust qualification tests and other rules set out in the Code and the Treasury Regulations promulgated thereunder and use commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

(s)           Counsel the Company regarding the maintenance of the Company’s exclusion from status as an investment company under the Investment Company Act and monitor compliance with the requirements for maintaining such exclusion and using commercially reasonable efforts to cause the Company to maintain such exclusion from status as an investment company under the Investment Company Act;

(t)            Monitor the operating performance of the investments and provide periodic reports with respect thereto to the Board;

(u)           Cause the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the real estate investment trust provisions of the Code and the regulations promulgated thereunder and to conduct quarterly compliance reviews with respect thereto;

(v)           Cause the Company to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(w)          Cause the Company to obtain insurance covering such risks, with such insurers and on such terms as the Company may reasonably determine;

(x)            Perform such other services as may be required from time to time for management and other activities relating to the Company’s assets as the Board shall reasonably request or the Advisor shall deem appropriate under the particular circumstances; and

(y)           Use commercially reasonable efforts to cause the Company to comply with all other applicable laws.

3.2          Authority.  The Advisor shall have full discretion and authority pursuant to this Agreement to perform the duties and services specified in Section 3.1 hereof in such manner as the Advisor reasonably considers appropriate subject to the terms and restrictions contained in Newkirk’s Articles of Incorporation and By-laws, as the same may be amended from time to time, and the Operating Partnership’s Certificate of Limited Partnership and the Partnership Agreement.  In furtherance of the foregoing, Newkirk and the Operating Partnership hereby designate and appoint the Advisor or its designee as the agent and attorney-in-fact of Newkirk and the Operating Partnership, with full power and authority and without further approval of Newkirk and the Operating Partnership, for purposes of accomplishing on its behalf any of the foregoing matters or any matters which are properly the subject matter of this Agreement.  The Advisor may execute, in the name and on behalf of Newkirk and the Operating Partnership and their affiliates all such documents and take all such other actions which the Advisor reasonably considers necessary or advisable to carry out its duties hereunder.

3.3          Subcontract of Services.  The Company acknowledges and agrees that the Services will be provided by employees of Winthrop, pursuant to a written agreement between the Advisor and Winthrop pursuant to which Winthrop will make available to the Advisor its employees and facilities.  The Advisor agrees not to terminate or amend any such agreement with Winthrop without the consent of a majority of the independent directors of the Board.

3.4          Reporting Requirements.  As frequently as the Advisor may deem necessary or advisable, or at the direction of the Board, the Advisor shall prepare, or cause to be prepared, with respect to any investment (i) reports and information on the Company’s operations and asset performance and (ii) other information reasonably requested by the Company.

3.5          Devotion of Time; Exclusivity.  The Advisor will provide a management team to deliver the management services to the Company hereunder, with the members of such management team devoting such of their time to the management of the Company as the Advisor deems reasonably necessary and appropriate for the proper performance of all of the Advisor’s duties hereunder, commensurate with the level of activity of the Company from time to time. The Company shall have the benefit of the Advisor’s reasonable judgment and effort in rendering services and, in furtherance of the foregoing, the Advisor shall not undertake activities which, in its reasonable judgment, will substantially adversely affect the performance of its obligations under this Agreement.  The Advisor shall take all reasonable steps to ensure that all of its officers, directors and managers and any persons or entities to which it subcontracts any of its services hereunder shall agree, as a condition to their acting in such capacities, to offer to Newkirk any business opportunities related to Net Lease Assets that are offered to or generated by such person or entity during the term of this Agreement.

3.6          Bank Accounts.  At the direction of the Board, the Advisor may establish and maintain as an agent on behalf of the Company one or more bank accounts in the name of the Company or any other Subsidiary (any such account, a “Company Account”), collect and deposit funds into any such Company Account and disburse funds from any such Company Account, under such terms and conditions as the Board may approve. The Advisor shall from time-to-time render appropriate accountings of such collections and payments to the Board and, upon request, to the auditors of Company.

3.7          Book and Records; Confidentiality.

(a)           Records.  The Advisor shall maintain appropriate books of account, records data and files (including without limitation, computerized material) (collectively, “Records”) relating to the Company and the investments generated or obtained by the Advisor in performing its obligations under this Agreement, and such Records shall be accessible for inspection by representatives of the Company at any time during normal business hours.  The Advisor shall have full responsibility for the maintenance, care and safekeeping of all Records.

(b)           Confidentiality  The Advisor shall keep confidential any nonpublic information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement), except with (i) the prior written consent of the Board; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company; (v) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors; or (vi) as required by law or legal process to which the Advisor or any Person to whom disclosure is permitted hereunder is a party. The foregoing shall not apply to information which has previously become available through the actions of a Person other than the Advisor not resulting from Advisor’s violation of this Section 3.7(b). The provisions of this Section 3.7(b) shall survive the expiration or earlier termination of this Agreement for a period of one year.

3.8          Obligations of Advisor; Restrictions.

(a)           Internal Control.  The Advisor shall (i) establish and maintain (and require property managers and other contractors to establish and maintain) a system of internal accounting and financial controls (including, without limitation, internal controls to safeguard records and to permit the Company to comply with the Exchange Act and SOX designed to provide reasonable assurance of the reliability of financial reporting, the effectiveness and efficiency of operations and compliance with applicable laws, (ii) maintain records for each Company investment on a GAAP basis, (iii) develop accounting entries and reports required by the Company to meet its reporting requirements under applicable laws, (iv) consult with the Company with respect to proposed or new accounting/reporting rules identified by the Advisor or the Company and (v) prepare quarterly and annual financial statements as soon after the end of each such period as may be reasonably requested and general ledger journal entries and other information necessary for the Company’s compliance with applicable laws, including the Exchange Act, Regulation S-X and SOX, in accordance with GAAP and cooperate with the Company’s independent accounting firm in connection with the auditing or review of such financial statements, the cost of any such audit or review to be paid by the Company.

(b)           Management Letters.  The Advisor shall provide to the Company as soon after the end of each quarter or year as may be reasonably requested (within deadlines required for the Company to comply with applicable legal requirements) by the Company, a completed management questionnaire letter to the Board, in such form as the Company may reasonably request in response to applicable legal requirements, on accounting, reporting, internal controls and disclosure issues in support of any management representation letter to be issued by the Company to its independent accounting firm.

(c)           Restrictions.  The Advisor shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the investment guidelines and policies approved by the Board, (ii) would adversely affect the status of the Company as a REIT or its exclusion from status as an investment company under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or that would otherwise not be permitted by the Company’s Governing Instruments. If the Advisor is ordered to take any such action by the Board, the Advisor shall promptly notify the Board of the Advisor’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or Governing Instruments. Notwithstanding the foregoing, the Advisor, its directors, managers, officers, members and employees shall not be liable to the Company, the Board or the Company’s stockholders for any act or omission by the Advisor, its directors, managers, officers, members or employees taken in good faith or except as provided in Section 5.1.

ARTICLE IV
SPECIAL VOTING STOCK

4.1          Voting.  Pursuant to the requirements of Section 7.1.A(6) of the Partnership Agreement, the Advisor shall cast all votes with respect to shares of Special Voting Preferred Stock in proportion to the votes (the “LP Direction Votes”) that the Advisor receives from the holders of Partnership Units (other than Newkirk) that are outstanding as of the effective date of the IPO, subject to the Advisor Voting Direction Exclusions (as defined in the Partnership Agreement).  To the extent Vornado Realty Trust is not granted LP Direction Votes in respect of any of its Partnership Units by virtue of the Advisor Voting Direction Exclusions, the Advisor shall be entitled to vote such Special Voting Preferred Stock in its sole discretion.

4.2          Voting Procedure.  In order to give effect to the provisions of Section 4.1, the Advisor agrees to (i) prepare and file with the Securities and Exchange Commission preliminary proxy material in accordance with the provisions of Regulation 14A under the Exchange Act as to any matter as to which votes or consents are sought by Newkirk from the holders of Special voting Stock and (ii) deliver definitive proxy materials with respect to the matters referred to in the foregoing clause (i).

ARTICLE V
INDEMNIFICATION

5.1          Indemnity.

(a)           The Company shall indemnify and hold harmless the Advisor, and its members, officers, affiliates, agents and employees, from and against any and all liability, claims, demands, expenses and fees, fines, suits, losses and causes of action of any and every kind or nature arising from or in any way connected with the performance by the Advisor of its obligations under this Agreement, other than any liability, claim, demand, expense, fee, suit, loss or cause of action arising from or in any way connected with (i) any acts of the Advisor, or its members, officers, affiliates, agents or employees, outside the scope of the authority of the Advisor under this Agreement unless such person acted in good faith and reasonably believed that his conduct was within the scope of authority of the Advisor under this Agreement except for claims by the Advisors’ employees relating to terms and conditions of their employment, or (ii) the gross negligence, willful misconduct or material breach of this Agreement or the violation of applicable laws by the Advisor, its members, officers, affiliates, agents or employees.  In addition, Advisor shall be named as an additional insured on all policies of insurance maintained by the Company including, without limitation, the Commercial General Liability, Comprehensive Automobile Liability, Umbrella and Excess Liability Insurance policy.  Certificates of Insurance evidencing compliance with the provisions of the immediately preceding sentence shall be furnished to the Advisor on request.

(b)           The Advisor shall indemnify and hold harmless the Company and its directors, officers, affiliates, agents and employees, from and against any and all liability, claims, demands, expenses and fees, fines, suits, losses and causes of action of any and every kind or nature arising from third party actions and connected with the performance by the Advisor of its obligations under this Agreement to the extent caused by (i) any acts of the Advisor, or its members, officers, affiliates, agents or employees, outside the scope of the authority of the Advisor under this Agreement unless such person acted in good faith and reasonably believed that his conduct was within the scope of authority of the Advisor under this Agreement, (ii) the gross negligence, willful misconduct or material breach of this Agreement or the violation of applicable laws by the Advisor, its members, officers, affiliates, agents or employees or (iii) claims by the Advisors’ employees relating to terms and conditions of their employment.

5.2          Additional Costs; Survival.  The obligation to indemnify set forth in Section 5.1 above shall include the payment of reasonable attorneys’ fees and investigation costs, as well as other reasonable costs and expenses incurred by the indemnified party in connection with any such claim.  At the option of, and upon receipt of notice from, the indemnified party, the indemnifying party shall promptly and diligently defend any such claim, demand, action or proceeding.  The provisions of Sections 5.1 and 5.2 hereof shall survive the expiration or earlier termination of this Agreement.

ARTICLE VI
COMPENSATION

The Advisor agrees to accept from the Company the compensation set forth in this Article V as full and complete consideration for all services to be rendered by the Advisor pursuant to this Agreement.  Except as hereinafter provided, neither the Advisor nor any of its affiliates shall be entitled to receive any other fees or compensation relating to the Company or its properties, including but not limited to leasing commissions, acquisition fees, disposition fees or loan fees.

6.1          Base Management Fee.  The Advisor shall be entitled to receive a base management fee (the “Base Management Fee”), which shall be payable in arrears on a quarterly basis. The Base Management Fee shall be equal to the greater of (i) $4,800,000 or (ii) 1.5% per annum of an amount equal to (1) the gross proceeds to Newkirk from the IPO and from the sale of Common Stock to First Union less underwriting discounts and placement fees (excluding Common Stock issued to First Union in respect of the assignment of certain exclusivity rights), plus (2) the Issuance Price of Equity Securities of the Company issued following the completion of the IPO, plus (3) the Apollo Amount, minus (4) the Repurchase Amount (other than amounts used to purchase Partnership Units that were outstanding immediately following completion of the IPO).

6.2          Property Management Fees.

(a)           Subject to Section 6.2(b) hereof, the Company may enter into separate property management agreements (the “Property Management Agreements”) with third parties, the Advisor or an affiliate of the Advisor for each Company property, pursuant to which the Advisor or its affiliate shall be entitled to receive fees for property management services at a rate for each property equal to 3% of gross revenues of such property with respect to office properties and 1% of gross revenues of such property with respect to industrial properties.  Such Property Management Agreements may be terminated in the same manner as proscribed in Section 8.2 of this Agreement and shall contain commercially reasonable and customary terms for such arrangements.

(b)           Notwithstanding the provisions of Section 6.2(a) hereof, the Company may only enter into a Property Management Agreement with respect to a property that is not net leased following expiration of the primary term of the lease or the date that a tenant terminates the lease.

6.3          Incentive Management Fee. As additional compensation for its services hereunder, the Advisor shall be paid a fee (the “Incentive Management Fee”), which shall be payable in arrears on a quarterly basis.  The Incentive Management Fee shall be determined on a quarterly basis and shall be equal to (i) twenty percent (20%) multiplied by (ii) the positive difference if any, between (1) the Adjusted Funds From Operations for such quarter (before deducting the Incentive Management Fee but after providing for dividends on any preferred equity of Newkirk) and (2) the Quarterly Threshold Amount:

6.4          Construction Management Fee.  The Advisor shall be entitled to receive construction management fees for performing construction management services for the Company.

All construction management fees payable to the Advisor shall be market-rate compensation based on the prevailing market rates for similar services provided on an arms-length basis in the area in which the subject property is located and shall require the prior written approval of a majority of independent directors of the Board.

6.5          Other Services.  Other than as specifically provided in this Agreement, or as approved in writing by a majority of independent directors of the Board, the Advisor shall not be compensated by the Company for services rendered to the Company.  The Advisor shall disclose to the Board the terms of any sub-contracting arrangement entered into by the Advisor with third parties with respect to the services to be provided by the Advisor hereunder.

ARTICLE VII
EXPENSES

7.1          Expenses Paid by Advisor.  Without regard to the amount of compensation received hereunder by the Advisor, the Advisor shall bear the following expenses of the Company:

(a)           Except as provided in Section 7.2(m), all direct and indirect remuneration and all other employment expenses of employees of the Advisor, including but not limited to, salaries, wages, payroll taxes and the costs of employee benefit plans, and fees, if any, paid to members of the Board who are employed by the Advisor;

(b)           rent, telephone, utilities, office furniture, equipment and machinery and other office expenses of the Advisor and the Company; and

(c)           administrative expenses relating to performance by the Advisor of its duties hereunder other than payments to third parties as provided in Section 7.2.

7.2          Expenses paid by the Company.  The following expenses relating to the operation and management of the Company shall be paid by the Company:

(a)           Underwriting, brokerage, listing, reporting, registration and other fees, and printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, trading, registration and securities exchange or quotation system listing of the Company’s securities;

(b)           Fees, other compensation and expenses paid to members of the Board who are not affiliated with the Advisor, independent advisors, consultants and other agents employed by or on behalf of the Company ;

(c)           The costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the Company (including commitment fees, accounting fee, legal fees, closing costs, etc.);

(d)           Third party expenses directly connected with the acquisition, disposition, ownership and operation of real estate interests or other property (including the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, taxes and assessments on real property and all other taxes, utilities, maintenance, repair and improvement of property and expenses for which reimbursement or payment by the Company is provided for under the Property Management Agreements);

(e)           Issuance and transaction costs incident to the acquisition, disposition and financing of investments;

(f)            Third party expenses connected with payments of dividends or interest or distributions in cash or any other form made to beneficiaries of the Company;

(g)           All third party expenses connected with SOX compliance and communications to the equity holders of the Company including with the proxy solicitation materials and reports to holders of Newkirk’s stock and the Partnership Units;

(h)           Transfer agent’s, registrar’s and indenture trustee’s fees and charges;

(i)            Legal, investment banking, and external accounting, auditing and tax return preparation fees and expenses;

(j)            The cost of the liability insurance to indemnify the Company’s directors and officers;

(k)           All expenses in connection with communication to holders of the Company’s securities and in complying with the continuous reporting and other requirements of the Securities and Exchange Commission and other governmental bodies and in connection with meetings of equity holders;

(l)            All expenses relating to membership of the Company in any trade or similar association; and

(m)          Unless retained directly by the Company, expenses relating to the employment of full-time employees, to be chosen at the discretion of the Advisor, which employees will be dedicated solely to property acquisition, disposition and investment functions on behalf of the Company.

ARTICLE VIII
TERM OF AGREEMENT; TERMINATION

8.1          Term.  This Agreement shall become effective on the date hereof and shall continue in force for a period expiring on December 31, 2008, and thereafter shall be automatically renewed for successive one-year periods unless terminated in accordance with the provisions of this Agreement.

8.2          Right of Termination.

(a)           The Company shall have the right to elect not to renew this Agreement at the expiration of the initial term or any renewal term thereafter as set forth in Section 8.1, or terminate this Agreement other than for Cause during any renewal term, provided such election not to renew or to terminate shall require the affirmative vote of at least two-thirds of the independent directors of Newkirk and Newkirk shall deliver to the Advisor at least six (6) months’ prior written notice thereof.  In such notice, Newkirk shall specify the date, not less than six (6) months from the date of such notice, on which this Agreement shall terminate.

(b)           The Company shall have the right to terminate this Agreement for Cause at any time upon thirty (30) days’ prior written notice to the Advisor by the vote of a majority of the independent directors.

(c)           In the event that this Agreement shall have been terminated by the Company for Cause, the Company shall have the right to offset any direct damages to the Company caused by the actions giving rise to such termination for cause against the fee otherwise payable under Section 8.3.

(d)           The Advisor may terminate this Agreement effective upon 30 days prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30 day period.

8.3          Termination Fee.  Upon termination of or failure to renew this Agreement in accordance with Section 8.2(a) or (d) above, the Company will be obligated to pay the Advisor a termination fee equal to two times the average of the sum of the Base Management Fees and Incentive Management Fee earned by the Advisor during the period of twenty four (24) full calendar months most recently ended prior to such termination.  If this Agreement is terminated or not renewed for any reason other than pursuant to Section 8.2(a) or 8.2(d), the Advisor shall be entitled only to payment of all earned and unpaid Base Management Fees and Incentive Management Fees through the date of termination.

8.4          Continued Responsibility.  Notwithstanding termination of this Agreement as provided above, the Advisor agrees to use its best efforts in the performance of its duties under this Agreement until the effective date of the termination of this Agreement.

8.5          Responsibilities upon Termination.  Upon termination of this Agreement, the Advisor shall forthwith deliver the following to the Company, as applicable, on the effective date of termination:

(a)           A final accounting reflecting the balance of funds held on behalf of the Company as of the date of termination;

(b)           All files, records, documents and other property of any kind relating to the Company, including, but not limited to, computer records, contracts, leases, warranties, bank statements, rent rolls, employment records, plans and specifications, inventories, correspondence, tenant records, receipts, paid and unpaid bills or invoices, maintenance records; and

(c)           Agreements to terminate all property management, construction management and other agreements with affiliates of the Advisor and third parties retained on a subcontracting basis by the Advisor, in each case, with respect to the services to be provided by the Advisor hereunder.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1          Notice.  Any notice required or permitted under this Agreement shall be in writing and shall be given by being delivered to the following addresses or fax numbers of the parties hereto:

To the Company:	Newkirk Realty Trust, Inc.
7 Bulfinch Place
Suite 500, P.O. Box 9507
Boston, Massachusetts 02114
Telephone No.: (617) 570-4600
Telecopier No.: (617) 742-4643
Attention: Carolyn Tiffany

To the Advisor:	NKT Advisors LLC
7 Bulfinch Place
Suite 500, P.O. Box 9507
Boston, Massachusetts 02114
Telephone No.: (617) 570-4600
Telecopier No.: (617) 742-4643
Attention: Carolyn Tiffany

or to such other address or fax number as may be specified from time to time by such party in writing.

9.2          No Joint Venture.  Nothing in this Agreement shall be construed to make the Company and the Advisor partners or joint venturers or impose any liability as such on either of them.

9.3          Release of Money or Other Property upon Written Request.  The Advisor agrees that any money or other property of the Company held by the Advisor under this Agreement shall be held by the Advisor as custodian for the Company, and the Advisor’s records shall be clearly and appropriately marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Advisor of a written request signed by a duly authorized officer of the Company requesting the Advisor to release to the Company any money or other property then held by the Advisor for the account of the Company under this Agreement, the Advisor shall release such money or other property to the Company within a reasonable period of time, but in no event later than thirty (30) days following such request. The

Advisor, its directors, officers, managers and employees will not be liable to the Company, any Subsidiary, the Advisor any of their directors, officers, stockholders, managers, owners or partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with the terms hereof. The Company shall indemnify the Advisor and its Affiliates, officers, directors, members, employees, agents and successors and assigns against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever which arise in connection with the Advisor’s release of such money or other property to the Company in accordance with the terms of this Section 9.3.

9.4          Entire Agreement; Amendment.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof.  This Agreement shall not be amended or modified in any respect unless agreed to in writing by the Company and the Advisor.

9.5          Governing Law.  This Agreement shall be construed, interpreted and applied in accordance with, and shall be governed by, the laws of the State of New York without reference to principles of conflicts of law.

9.6          Arbitration.  Any dispute or controversy between the Advisor or any of its employees and the Company or any of its affiliates arising in connection with this Agreement, any amendment thereof, or the breach thereof shall be determined and settled by arbitration in New York, New York, by a panel of three arbitrators in accordance with the rules of the American Arbitration Association.  Any award rendered therein shall be final and binding upon the Company, its affiliates and the Advisor and their respective legal representatives and judgment may be entered in any court having jurisdiction thereof. The expenses of such arbitration shall be paid by the party against whom the award shall be entered, unless otherwise directed by the arbitrators.

9.7          Assignment.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Advisor shall be permitted to assign this Agreement or any of its rights hereunder, and delegate any and all of its responsibilities and obligations hereunder, to an Advisor Affiliate, provided that the Advisor shall be fully responsible to us for all errors or omissions of such assignee.

9.8          Binding Nature of Agreement; Successor and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

9.9          Indulgences, Not Waivers.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

9.10        Titles Not to Affect Interpretation.  The titles of sections, paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

9.11        Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

9.12        Provisions Separable.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

9.13        Principles of Construction.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. All references to recitals, sections, paragraphs and schedules are to the recitals, sections, paragraphs and schedules in or to this Agreement unless otherwise specified.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

NEWKIRK REALTY TRUST INC.

By:	/s/ Peter Braverman
	Name:	Peter Braverman
	Title:	President

THE NEWKIRK MASTER LIMITED PARTNERSHIP

By:	Newkirk Realty Trust Inc.,
General Partner

	By:	/s/ Peter Braverman
		Name:	Peter Braverman
		Title:	President

NKT ADVISORS LLC

By:	FUR Holdings LLC
Managing Member

	By:	WEM-FUR Investors LLC
Managing Member

		By:	/s/ Michael L. Ashner
		Name:	Michael L. Ashner
		Title:	Managing Member